Exhibit 99.1

Dear Shareholder,

Every year when I write this note I imagine technology that enables me to sit in your living room and tell you about your company. If I could, I would say that your company, the company some of you invested in when our shares traded at $0.05 cents, $0.50 cents or $5.00, is growing and it is in the best financial shape in probably the last twenty years.

I read your letters and e-mails, and appreciate every one of them. Your statements of support are greatly appreciated and your words of counsel are seriously considered. I am pleased to report that 2012 was another good year for IEC Electronics. Our Company has grown steadily over the last seven years and this year, our eighth, was no exception. I’d like to take this opportunity to update you with respect to our thoughts about this past year and the opportunities we see before us.

Our strategy can be divided into two main categories; the first is to focus on our current markets and customers who have a reason to manufacture their products in the U.S., and second; to expand our position in niche segments of far larger markets. These niche markets are driven by the demand for a collection of manufacturing and service competencies. In some cases we add new capabilities to satisfy specific customer demand, especially if we can leverage the new proficiency across other clients. In other cases we invest in additional capabilities that enhance the value of IEC to future customers. All of these initiatives support our customers’ ability to deliver greater returns to their shareholders and us, in turn, to ours.

Over the last four years we have taken advantage of inexpensive financing to build our business. We used the increased cash flow from our expanded operations to create the unique competitive position that further increased our earnings and increased our free cash flow, which was used to reduce our debt and de-leverage our balance sheet. I view this as a responsible use of debt.

Your belief in us is being rewarded. IEC is a business with substantially reduced debt and far higher earnings. Since our first acquisition in 2008, our operating income and EBITDA have doubled and redoubled and we are on a path to redouble yet again - all as a result of our strategy. But more important than top-line growth, our acquisitions provided IEC with new capabilities that allow us to offer our customers a broader group of services thereby expanding the markets IEC serves.

Our sales growth this past year was 9%, on the low end of our range. We can offer numerous reasons for delays, from the timing of releases of orders from our military customers on through engineering changes. In the end, we grew the business 9%. We could increase our revenue by acquiring market share in markets of limited strategic value. However, we don’t believe that is either what you would expect or what we believe is the right way to operate the company. Our vision remains to provide a specialized group of capabilities and services that significantly and uniquely enhance our customers’ supply chain whereby IEC becomes the preferred supplier. I believe that we have many of these capabilities in place or can create them organically. However, I will not rule out a strategic acquisition that furthers our vision and creates meaningful economic value for IEC shareholders.

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While our compounded annual growth rate since 2008 has been 29.7%, I continue to be relatively cautious about the upcoming year and currently expect our growth will be between 9% and 14%. As discussed on a number of occasions, I do question how the possible unraveling of the European markets and the slow down in the Far East will impact the United States economy. I continue to see the U.S economy quite muddled with pockets of brightness. To be more aggressive at this time would be misplaced enthusiasm.

Our military customers do not currently expect “sequestration” to impact us. However, we are constantly assessing the situation. With respect to the military and aerospace markets, I am regularly asked to identify some of our programs and platforms we support. The military and aerospace sector of the company appears to be growing faster than other parts of the company. It represents the largest single portion of the company and deserves some color and texture. We are on the F-15 upgrade, C-130 upgrade, B1-b, B2, B-52, F-16, F-18 and F-35 platform(s). We also support the Black Hawk, Chinook, and Apache helicopters. Continuing, we provide components for various unmanned aerial vehicles (UAV’s), including Predator, Hunter, Global Hawk, and Fire Scout. In addition, we are on the Tomahawk, Hellfire, SDB, Sentinel, and Patriot weapon and defense systems. We also support a number of new long-term programs that received funding in the Senate Bill for the Department of Defense passed in early December 2012. Given my current line of sight I am positive about the Military and Aerospace section of our business. With that said, I cannot ignore the significant uncertainties facing the U.S. economy, and am currently taking a conservative view of our top line growth for fiscal 2013.

In closing I would be remiss if I did not mention that IEC received for the second year in a row, and the third year out of four, Forbes magazine recognition. This year IEC Electronics was selected #6 on Forbes Top 100 Best Small Companies in the country.

I would like to thank everyone at IEC for their efforts that yielded such strong results, and you, our shareholders, for your continued confidence and support.

W. Barry Gilbert

Chairman, IEC Electronics Corp.

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